Exhibit 99.1

NovaStar Financial Announces First-Quarter Results,

Announces Dividend of $1.40 Per Share and Reaffirms Guidance

KANSAS CITY, MO. – May 2, 2005 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust, today reported first-quarter 2005 net income available to common shareholders of $33.5 million, up 13 percent from last year’s first-quarter earnings of $29.7 million. Earnings per share available to common shareholders were $1.19, up slightly from $1.17 on a larger number of shares outstanding in the first quarter of 2005.

The Board of Directors of NovaStar declared a common stock dividend of $1.40 per share. The first-quarter dividend is to be paid May 27, 2005, to shareholders of record as of May 13, 2005.

“Our portfolio continued to generate good returns during the first quarter, with improving credit performance partially offsetting the effect of rising interest rates. While production remains at reasonable levels, the profitability of our mortgage banking business has been negatively impacted by interest rates rising faster than rates on our new mortgage loans, “ said Scott Hartman, Chief Executive Officer. “Goals for 2005 include managing costs and credit quality in our mortgage banking business, and making prudent investment decisions in portfolio management. Nonconforming mortgages offer long-term investors an opportunity for attractive risk-adjusted returns, and NovaStar’s team of skilled portfolio managers are working to maximize these returns in building our portfolio.”

Among other highlights of first-quarter 2005 performance:

•	The NovaStar portfolio of loans under management increased to $12.9 billion at March 31, 2005, up 53 percent from $8.4 billion a year earlier.

•	Annualized return on common equity was 36.5 percent in the first quarter, compared with 39.9 percent a year earlier.

•	Portfolio net interest income was $43 million, an increase of 30 percent from a year earlier.

“We are committed to sound financial disciplines to produce results for NovaStar shareholders,” said Greg Metz, Senior Vice President and Chief Financial Officer. “Our priorities remain the same: making good loans that perform, exercising pricing discipline, and managing costs of origination. The decisions we are making in 2005 should ensure long-term, prudent growth in our portfolio and a favorable return on these assets, which is the core goal of our business.”

Dividend Guidance

NovaStar today reaffirmed management’s previous forward-looking guidance that dividends for common stockholders during calendar 2005 are expected to total at least $5.60 per share. The amount and timing of dividends are determined by the Board of Directors based on REIT tax requirements and business trends at the time, so the guidance is subject to change as necessary.

Estimated taxable income available to shareholders in 2004 was $256.8 million. The company believes that it will complete the distribution of 2004 taxable income with the first three quarterly dividends paid in 2005. NovaStar anticipates declaring its third quarter 2005 common dividend prior to the filing of its 2004 federal tax return in order for the payment to be applied toward its 2004 taxable income distribution requirements.

Dividend Carry-over Analysis (In millions)
Estimated 2004 REIT Taxable Income	$256.8
Plus: 2003 Taxable Income Spillover	27.8
Less: Dividends declared in 2004	(183.3)
Less: Dividends Declared January 1, 2005 to date	(40.1)

Estimated 2004 REIT Taxable Income Remaining to be Distributed	$61.2

Mortgage Banking

NovaStar originated $1.9 billion in nonconforming loans in the quarter, up 9 percent from the first quarter of 2004 but down 13 percent from the fourth quarter of 2004.

“While the first quarter is usually a challenging period, we are pleased by an increase in production from a strong first quarter in 2004,” said Lance Anderson, President. “The NovaStar team is committed to enhancing mortgage banking profitability through lowering costs during 2005.”

NovaStar maintained coupon rates and credit quality in the first quarter. Nonconforming loans originated in the quarter had a weighted-average coupon of 7.63 percent, with a weighted-average FICO credit score of 629 and an average loan-to-value ratio of 82.1 percent.

The average cost of wholesale production was 2.78 percent in the first quarter, up from 2.66 percent a year earlier. About 76 percent of first-quarter originations came from independent mortgage brokers, 15 percent through retail offices and 9 percent from correspondent lenders.

Portfolio Management

Loans under management grew to $12.9 billion at March 31, 2005, with an annualized average return on those assets of 1.36 percent. Net interest income on the portfolio was $43.4 million in the first quarter, an increase of 30 percent from a year earlier. NovaStar securitized $2.1 billion in nonconforming loans in the first quarter in support of the portfolio.

“We continue to focus on maximizing risk-adjusted returns for shareholders. Owners of NovaStar common stock are participating in nonconforming mortgages as an asset class, offering the potential for relatively high returns if risks are well managed. Our portfolio team is experienced in analyzing and investing in nonconforming loans and dedicated to carefully evaluating risk and reward tradeoffs,” said Michael L. Bamburg, Senior Vice President and Chief Investment Officer.

First-quarter earnings according to generally accepted accounting principles (GAAP) included mark to market pretax gains of $15.8 million relating to hedging instruments and impairments of $1.6 million in the valuation of securities. Accounting rules for portfolio-related transactions can introduce volatility in quarterly GAAP earnings as a result of market movements in interest rates, but NovaStar employs hedging to mitigate risk and manage the portfolio in the interest of long-term shareholder value.

Liquidity and Borrowing Capacity

NovaStar strengthened liquidity in the first quarter by raising a net $48.2 million through an issue of unsecured floating rate junior subordinated notes (“Trust Preferred Securities”). As of March 31, 2005, NovaStar had committed borrowing capacity of $3.7 billion from major lenders. Cash and available liquidity totaled $238 million.

Focus on Key Metrics

In addition to full reporting under GAAP, NovaStar provides information on key performance metrics related to shareholder value:

Summary of Key Performance Metrics

(In thousands, except per share data)

	First Quarter
(Unaudited)	2005	2004	Change
Earnings (GAAP)
Net Income available to common	$33,540	$29,650	13%
EPS available to common (diluted)	$1.19	$1.17	2%
Return on average equity	31.8%	37.0%
Return on average common equity	36.5%	39.9%

REIT Taxable Income & Dividends
Est. REIT taxable income	$67,885
Est. REIT taxable income per common share	$2.43
Dividends declared per common share	$1.40	$1.35	4%

Mortgage Banking – Lending & Originations
Nonconforming loan production	$1,947,851	$1,783,119	9%
Cost of wholesale production	2.78%	2.66%

Portfolio Management – Asset Performance
Portfolio loans under management	$12,860,740	$8,428,852	53%
Portfolio net interest income	$43,418	$33,493	30%
Portfolio return on average assets	1.36%	1.74%

Common Stock Data
High market price per share	$48.15	$67.49
Low market price per share	$32.40	$43.28
Book value per common share (diluted)	$13.57	$11.54	18%

Core Earnings

In addition to GAAP earnings, NovaStar evaluates quarterly performance using core earnings, a management measure that adjusts net income and EPS to exclude quarterly timing differences due to the accounting treatment of hedging and mortgage loans. Core earnings for the quarter were $32.8 million, or $1.17 per diluted share.

Investor Conference Call

The NovaStar first-quarter investor conference call is scheduled for 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on May 2, 2005. The conference call will be web cast live and archived on the company’s website at www.novastarmortgage.com. To participate in the call, please contact 1-877-704-5385 approximately 15 minutes before the scheduled start of the call. A copy of the presentation slides will be available on the website at approximately 9:00 a.m. Central Time (10:00 a.m. Eastern Time). For investors unable to participate in the live event, a replay will be available until May 9 at 1-888-203-1112. The confirmation code for the replay is 8574028.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2004 annual report on Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

CONTACT:	NovaStar Financial, Inc.
Investor Relations Contact
Jeffrey A. Gentle, 816-237-7424
or
Media Contact
Mike Enos, 816-237-7597

NovaStar Financial Inc.

Reconciliation of GAAP Income to Core Income

(Dollars in thousands, except per share data)

	2003				2004				2005
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q
GAAP Net Income Available to Common Shareholders	22,959	28,721	25,108	35,208	29,650	33,963	22,725	22,787	33,540

Mark to Market adjustment of Derivative Instruments - previous qtr.	(4,253)	(1,269)	(2,116)	(4,506)	103	(4,331)	7,783	(2,572)	2,675
Mark to Market adjustment of Derivative Instruments - current qtr.	1,269	2,116	4,506	(103)	4,331	(7,783)	2,572	(2,675)	(3,370)

Adjustment to Compute Core Income	(2,984)	847	2,390	(4,609)	4,433	(12,114)	10,355	(5,247)	(695)

Core Income Available to Common Shareholders	19,975	29,568	27,498	30,599	34,083	21,849	33,080	17,540	32,845

Fully Diluted GAAP EPS	1.07	1.28	1.09	1.45	1.17	1.34	0.89	0.85	1.19
Fully Diluted Core EPS	0.93	1.32	1.19	1.26	1.35	0.86	1.30	0.65	1.17

Fully Diluted Weighted Average Common Shares	21,528	22,430	23,049	24,342	25,274	25,377	25,455	26,937	28,111

Core income is not a measure of income in accordance with generally accepted accounting principles (GAAP). It is calculated as GAAP income less net unrealized gains/losses on trading account derivatives, plus unrealized gains/losses on trading account derivatives from the previous reporting period. Management believes that core income can provide relevant information regarding the current earnings power of the firm.

At the end of a reporting period, the company holds mortgage loans awaiting securitization. The company also holds derivative instruments, used to hedge interest rate risk in the mortgage loans. GAAP accounting standards require these mortgage loans to be carried on the balance sheet at the lower of cost or market, and any gain taken upon sale (usually in the following quarter). However, changes in value of the derivatives are recognized through the income statement. This creates a timing difference when the asset and hedge gain/loss are recognized in different periods.

The company’s core income measure attempts to match the change in value of mortgage loans awaiting securitization with the change in value of derivative instruments used to hedge interest rate risk. Core income, as defined by the company, excludes current period valuation adjustments to derivatives in its trading account and includes valuation adjustments to derivatives in its trading account from the prior reporting period. This adjustment to GAAP income essentially moves the gain/loss in its trading account derivatives into the following period, when the mortgage loans being hedged are sold through securitization.

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	3/31/2005	12/31/2004	3/31/2004
NovaStar Financial Inc. Income Statement Data
Interest income	$62,055	$60,200	$50,359
Interest expense	16,607	16,790	10,721
Fee income	18,583	20,023	17,987
Gains on sales of mortgage assets	18,246	21,581	51,780
Gains (Losses) on derivative instruments	14,601	8,914	(25,398)
Impairment on mortgage securities available-for-sale	(1,612)	(7,210)	—
General and administrative expenses	60,286	65,221	50,174
Income before tax expense (benefit)	37,006	22,999	34,169
Income tax expense (benefit)	819	(1,872)	1,523
Income from continuing operations	36,187	24,871	32,646
Loss from discontinued operations, net of income tax	(984)	(421)	(1,721)
Preferred dividends	(1,663)	(1,664)	(1,275)
Net income available to common shareholders	33,540	22,786	29,650

Basic earnings per share
Income from continuing operations available to common shareholders	$1.24	$0.88	$1.27
Loss from discontinued operations, net of income tax	$(0.03)	$(0.02)	$(0.07)
Net income available to common shareholders	$1.21	$0.86	$1.20
Diluted earnings per share
Income from continuing operations available to common shareholders	$1.23	$0.87	$1.24
Loss from discontinued operations, net of income tax	$(0.04)	$(0.02)	$(0.07)
Net income available to common shareholders	$1.19	$0.85	$1.17
Dividends declared per common share	$1.40	$2.65	$1.35
Dividends declared per preferred share	$0.56	$0.56	$0.43
Book value per diluted share	$13.57	$12.49	$11.54

	As of
	3/31/2005	12/31/2004	3/31/2004
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans - held for sale	$585,021	$747,594	$777,237
Mortgage loans - held in portfolio	54,285	59,527	83,931
Mortgage securities - available for sale	530,578	489,175	404,003
Total assets	1,568,082	1,861,311	1,583,827
Borrowings	1,001,114	1,295,422	1,122,288
Stockholders’ equity	458,622	426,344	369,122

	For the Three Months Ended
	3/31/2005	12/31/2004	3/31/2004
Other Data:
Servicing portfolio	$12,860,740	$12,151,196	$8,428,852
Loans sold for cash - Non-conforming wholesale	$—	$—	$—
Loans securitized	$2,100,000	$2,500,000	$1,702,658
Percent of securitized loans covered by mortgage insurance	45%	45%	50%
Weighted average coupon of loans on balance sheet	7.6%	7.7%	7.4%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	3/31/2005	As a % of Total	12/31/2004	As a % of Total	3/31/2004	As a % of Total
Non-conforming loan origination volume
Non-conforming
Wholesale	$1,471,746	76%	$1,485,429	66%	$1,141,652	64%
Correspondent/Bulk	184,858	9%	313,838	14%	141,547	8%
Retail	291,247	15%	435,762	20%	499,920	28%

Total non-conforming production volume	$1,947,851	100%	$2,235,029	100%	$1,783,119	100%

# of funding days in the quarter	62		61		62

Average originations per funding day	$31,417		$36,640		$28,760

Retail production volume
Non-conforming
Sold to non-affiliates	$285,190	35%	$432,532	31%	$448,599	25%
Held by NMI	291,247	35%	435,762	31%	499,920	28%

Total non-conforming	$576,437	70%	$868,294	62%	$948,519	53%

Conforming	246,840	30%	532,320	38%	825,451	47%

Total retail production volume	$823,277	100%	$1,400,614	100%	$1,773,970	100%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 3/31/05
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.11%	83.7%	700	33%
620 to 659	7.35%	82.1%	640	24%
580 to 619	7.73%	82.7%	600	19%
540 to 579	8.31%	80.3%	559	16%
539 and below	8.89%	78.3%	527	8%

	7.63%	82.1%	629	100%

Summary by Program Type
2-Year Fixed	7.77%	82.8%	613	65%
2-Year Fixed Interest-only	6.82%	81.2%	669	17%
3-Year Fixed	7.36%	79.1%	622	2%
3-Year Fixed Interest-only	6.69%	78.2%	663	1%
5-Year Fixed	6.81%	75.8%	664	1%
5-Year Fixed Interest-only	6.58%	78.3%	678	0%
15-Year Fixed	8.18%	77.9%	644	2%
30-Year Fixed	7.36%	76.3%	640	9%
30-Year Fixed Interest-only	7.35%	76.0%	649	0%
Other Products	10.00%	95.9%	679	3%

	7.63%	82.1%	629	100%